UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 16, 2017 (March 15, 2017)

GSV CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-35156	27-4443543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2925 Woodside Road

Woodside, CA 94062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 235-4769

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On March 15, 2017, each of Catherine J. Friedman and Bradford C. Koenig resigned as a member of the board of directors (the “Board”) of GSV Capital Corp. (the “Company”), effective as of March 17, 2017.

(d)        On March 16, 2017, the Board appointed Marc Mazur to fill the vacancy on the Board created by Ms. Friedman’s resignation and to serve as a member of the Board, effective March 17, 2017, until the Company’s 2019 annual meeting of stockholders and until his successor is duly elected and qualifies. Mr. Mazur will serve as the Chair of the audit committee of the Board and as a member of the valuation committee of the Board. Mr. Mazur was not appointed to the Board pursuant to any arrangement or understanding with any other person, and there are no current or proposed transactions between the Company and Mr. Mazur or his immediate family members which would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

On March 16, 2017, the Board appointed David S. Pottruck to fill the vacancy on the Board created by Mr. Koenig’s resignation and to serve as a member of the Board, effective May 31, 2017, until the Company’s 2018 annual meeting of stockholders and until his successor is duly elected and qualifies. Mr. Pottruck is expected to serve as a member of the nominating and corporate governance committee of the Board and as a member of the compensation committee of the Board. Mr. Pottruck was not appointed to the Board pursuant to any arrangement or understanding with any other person, and there are no current or proposed transactions between the Company and Mr. Pottruck or his immediate family members which would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Messrs. Mazur and Pottruck will receive director fees consistent with the director compensation arrangement as described in the Company’s definitive proxy statement filed with the SEC on April 22, 2016, and incorporated by reference into this Item 5.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2017	GSV CAPITAL CORP.

	By:	/s/ William F. Tanona
William F. Tanona Chief Financial Officer, Treasurer and Corporate Secretary